SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.      )
☒	Filed by the Registrant

☐	Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

PROCOM TECHNOLOGY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ ☐	No fee required. Fee Computed on table below per Exchange Act Rules 14a-6(i)(i) and 0-11.

(1)    Title of each class of securities to which transaction applies:

(2)    Aggregate number of securities to which transaction applies:

(3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)    Proposed maximum aggregate value of transaction:

(5)    Total fee paid:

☐ ☐
Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid: (2) Form, Schedule or Registration Statement No.: (3) Filing Party: (4) Date Filed:

PROCOM TECHNOLOGY, INC.

SUPPLEMENT TO PROXY STATEMENT – FEBRUARY 4, 2003 ANNUAL MEETING

The following information supplements and amends the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement, each dated December 30, 2002, furnished in connection with the solicitation of proxies by the Board for use at the Annual Meeting to be held Tuesday, February 4, 2003, at 10:00 a.m., local time, at the Company’s offices at 58 Discovery, Irvine, California 92618, or at any adjournment or postponement of such meeting. The information contained in this Supplement should be read in conjunction with the Proxy Statement. There is no change in the time or place of the Annual Meeting or the record date to determine shareholders entitled to notice of and to vote at the Annual Meeting.

Election of Hossein Pourmand

On December 31, 2002, the Board elected Hossein Pourmand a director of the Company, filling a vacancy caused by the resignations of two directors from the Board in September 2002. Under the Company’s Amended and Restated Bylaws, the Board has the authority to fill vacancies on the Board caused by the resignation of any one or more directors. Mr. Pourmand has also been appointed to serve as a member of the Audit Committee. Mr. Pourmand’s election as a director and appointment to the Audit Committee are effective immediately.

The Board has also nominated Mr. Pourmand for election as a director at the Annual Meeting, to serve until the next annual meeting of shareholders to be held in 2004 and until a successor has been duly elected and qualified. Mr. Pourmand’s nomination for election brings to six the total number of director nominees to be elected at the Annual Meeting.

Mr. Pourmand, 36, is currently a founder and chief financial officer of Home America Lending, Inc., a mortgage loan broker. From 2001 to 2002, he was co-founder and chief financial officer of OptiNetrics Inc., a venture capital backed designer and manufacturer of proprietary high performance optical chips, where he was responsible for business and financial matters, including equity and debt financing transactions, investor relations and financial analysis and reporting. During 1999 to 2000, Mr. Pourmand was founder and principal of Venture Advisory Group Inc., a strategy consultancy practice targeting early stage companies. From 1988 until 1999, Mr. Pourmand was employed with Atlantic Richfield Company (ARCO). From 1997 to 1999, Mr. Pourmand was Director of Business Development in ARCO in London with responsibility for developing and executing growth opportunities with capital requirements in excess of $1 billion. Prior to his move to London, Mr. Pourmand held a number of key financial corporate management positions at ARCO with responsibilities that included performance reporting and analysis, budgeting and long-range planning, strategic planning and investor relations. Mr. Pourmand holds a bachelor’s degree in chemical engineering from UCLA and an MBA from Pepperdine University.

Director Compensation

As of December 31, 2002, Mr. Pourmand owned 100 shares of the Company’s Common Stock. Under the Company’s director compensation policy, upon his election to the Board, Mr. Pourmand is entitled to receive a $6,000 annual retainer fee, a fee of $2,000 per Board meeting attended, an annual fee of $500 for service on any committee and reimbursement of expenses incurred in attending Board meetings. In addition, directors are granted options under the Company’s 1995 Stock Option Plan to purchase 9,000 shares upon their election to the Board. Such options are granted at the fair market value of the stock on the date of grant and vest over a four-year period.

Proxy Cards

Mr. Pourmand’s name, along with the names of the five other director nominees identified in the Proxy Statement, appears on the enclosed proxy card. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy card in the enclosed postage-prepaid envelope as soon as possible. If you later desire to revoke your proxy for any reason, you may do so in the manner described in the Proxy Statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES, INCLUDING MR. POURMAND, TO THE BOARD OF DIRECTORS